Exhibit 99.1

DAYSTAR TECHNOLOGIES COMMENCES SEARCH FOR

NEW CHIEF FINANCIAL OFFICER

Current CFO Leaving to Address Health Issues

Halfmoon, NY – (PR Newswire) – July 24, 2006 – DayStar Technologies, Inc. (NASDAQ: DSTI), a developer and manufacturer of innovative Photovoltaic Foil™ products, today announced that it has retained the services of Capstone, Inc., a professional executive recruiting agency, to conduct a nationwide search to replace the Company’s current Chief Financial Officer Stephen Aanderud, who intends to leave DayStar during the fourth quarter of this year to address health issues.

DayStar Chairman and CEO Dr. John Tuttle, noted, “We are going to sorely miss the energy and capable leadership that Steve has provided DayStar for the past three years. It will be difficult to fill his shoes; however, we are confident that we will find a successor with the necessary skills to complement and further strengthen our senior executive team to lead us into the future. We can’t thank Steve enough for all he has done for DayStar and wish him a speedy recovery.”

With an objective of naming a new Chief Financial Officer in the fourth quarter of this year, DayStar will work closely with Capstone to immediately begin the executive recruitment process. Aanderud intends to remain as the CFO until a suitable replacement has been identified, and assist in the transition for a reasonable period of time following the formal appointment.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is an emerging leader in low cost, high efficiency Photovoltaic Foil™ that converts sunlight into energy. The Company manufactures CIGS solar cells, which are deposited on flexible metal foils using production processes adapted from the semiconductor and magnetic drive industries. As an alternative to wafer-silicon solar cells, DayStar believes the unique combination of its CIGS solar cell design coupled with proprietary manufacturing processes on flexible metal substrates could substantially lower costs and remove deployment barriers currently limiting large adoption of solar energy. For more information on the Company, please visit http://www.daystartech.com.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “future, “ “plan” or “planned, “ “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that our products may not achieve customer acceptance or that they will not perform as expected, and other risks identified in our annual report on Form 10-KSB and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies Inc. undertakes no obligation to update such statements.

FOR MEDIA RELATIONS INQUIRIES, PLEASE CONTACT

Erica Dart, DayStar Technologies

518-383-4600 or via email edart@daystartech.com

FOR INVESTOR RELATIONS INFORMATION, PLEASE CONTACT

Dodi Handy, Elite Financial Communications Group

407-585-1080 or via email dsti@efcg.net